UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2011

GBS ENTERPRISES INCORPORATED
 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-53223	27-3755055
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

585 Molly Lane
Woodstock, GA 30189
 (Address of Principal Executive Offices)
 (Zip Code)

(404) 474-7256
 (Registrant's Telephone Number, including area code)

N/A
 (Former name or former address, if changed since last report)

Copies to:
 Philip Magri, Esq.
The Sourlis Law Firm
130 Maple Avenue, Suite 9B2
 Red Bank, New Jersey 07701
 Direct Dial: (646) 373-7430
T: (732) 530-9007
 F: (732) 530-9008
philmagri@sourlislaw.com
 www.SourlisLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2011, the Board of Directors of GBS Enterprises Incorporated, a Nevada corporation (the “Company”), elected Gary MacDonald as a Director. The Board of Directors increased the size of the Board to two Directors and appointed Mr. MacDonald as a Director to fill the vacancy created by the increase until the next annual meeting of stockholders of the Company or until his successor is elected and qualified.

Gary MacDonald, age 56, has been serving as the Executive Vice President and Chief Development Officer of the Company since April 30, 2010. Since September 2005, Mr. MacDonald has also been serving as the Chief Business Development Officer of GROUP Business Software AG, a 50.1% subsidiary of the Company which is publicly traded in Germany. From November 2003 to August 2005, Gary service as the Vice President, Corporate Development and Government Relations Officer at Raydiance, Inc., a privately held research company. From August 1994 to September 2003, Mr. MacDonald serviced as the Senior Vice President of Sales and Marketing at Kingston Technology Company, a privately held company in the computer hardware industry. From October 1991 to August 1994, Gary serviced as the Vice President and Principal of Impediment Incorporated, a privately held company in the computer hardware industry.

Compensation of Directors

The Company does not currently compensate directors the Company’s Board of Directors serving in such capacity. Directors may be reimbursed for expenses incurred in attending meetings of the Board of Directors.

Transactions with Related Persons

None

Director Agreements

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GBS ENTERPRISES INCORPORATED

By:	/s/ Joerg Ott
Joerg Ott
Chief Executive Officer
(Principal Executive Officer)

Dated: December 2, 2011